UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 10, 2014
Date of Report (Date of earliest event reported)

FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-5438	7850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue New York, NY 10022		10022-4731
(Address of Principal executive offices)		(Zip Code)

(212) 421-7850 Registrant’s telephone number, including area code
None (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[     [  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     [  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     [  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into Material Definitive Agreements

As previously disclosed under the cover of a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 2, 2013, Forest Laboratories, Inc. (the “Company”) announced that Forest Laboratories Holdings Limited (“FLHL”), a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “APA”) on November 29, 2013, with Merck Sharp & Dohme B.V. (the “Seller”), a wholly owned subsidiary of Merck & Co., Inc., pursuant to which FLHL would acquire exclusive rights in the United States for Saphris® (asenapine sublingual tablets), a treatment for adult patients with schizophrenia or acute bipolar mania (the “Product”). Each party’s obligation to consummate the APA was subject to certain other conditions (collectively, the “Closing Conditions”), including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (ii) performance in all material respects of the other party of its obligations; and (iii) the absence of any “Material Adverse Effect” (as defined in the APA).

Following the satisfaction of the Closing Conditions, FLHL and Seller consummated the APA on January 10, 2014.  Upon the closing of and pursuant to the APA, FLHL entered into a license agreement (the “License Agreement”) with Seller pursuant to which Seller licensed or sublicensed to FLHL certain patents, trademarks, trade dress, domain names, copyrights and know-how related to the Product; and (ii) Forest Laboratories Ireland Limited (“Forest Ireland”), a wholly-owned subsidiary of the Company and an affiliate of FLHL, entered into a supply agreement (the “Supply Agreement”) with Seller pursuant to which Forest Ireland will be obligated to purchase its commercial requirements for the Product from Seller at an agreed purchase price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2014

Forest Laboratories, Inc.
(Registrant)

/s/Francis I. Perier, Jr.
Francis I. Perier, Jr.
Executive Vice President, Chief Financial Officer